EXHIBIT 12.1

   Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                             (Dollars in millions)

The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

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
                                                                             Quarter Ended
                                                          ----------------------------------------------------
                                                           Mar. 31    Dec. 31   Sep. 30    Jun. 30    Mar. 31
                                                            1999       1998       1998       1998       1998
                                                          --------   --------   -------    -------    --------
Income before income taxes                                $  68.7    $  59.1    $  86.5    $  76.0    $  72.0

Combined fixed charges and preferred stock dividends:
  Interest expense on deposits                              115.9      116.7      116.8      116.0      116.0

  Interest expense on long-term debt                          3.5        3.4        3.5        3.5        3.5

  Interest expense on guaranteed preferred beneficial
    interest in Company's junior subordinated debentures      4.6        4.5        4.6        4.6        4.6

  Appropriate portion (1/3) of rent expense                   1.8        1.8        1.3        1.2        1.2

  Preferred stock dividend requirements                        --         --         --         --         --

                                                          -------    -------    -------    -------    -------
      Total combined fixed charges and
        preferred stock dividends                         $ 125.8    $ 126.4    $ 126.2    $ 125.3    $ 125.3
                                                          =======    =======    =======    =======    =======

      Total combined fixed charges and
        preferred stock dividends (excluding interest
        expense on deposits)                              $   9.9    $   9.7    $   9.4    $   9.3    $   9.3
                                                          =======    =======    =======    =======    =======

Earnings before income taxes and combined fixed
   charges and preferred stock dividends                  $ 194.5    $ 185.5    $ 212.7    $ 201.3    $ 197.3
                                                          =======    =======    =======    =======    =======

Ratio of earnings to combined fixed charges and
  preferred stock dividends (including interest
  expense on deposits)                                       1.55 x     1.47 x     1.69 x     1.61 x     1.57 x
                                                            =======    =======    =======    =======    =======

Ratio of earnings to combined fixed charges and
  preferred stock dividends (excluding interest
  expense on deposits)                                       7.94 x     7.09 x     10.20 x    9.17 x     8.74 x
                                                            =======    =======    =======    =======    =======
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